EXHIBIT 10.2

Agreement of Distribution

(translation from Chinese)

This Agreement is made on the first day of January, 2016 in Tianhe District, Guangzhou City, People’s Republic of China

BY AND BETWEEN

GUANGZHOU BAI MING BIOTECH LIMITED, with business address located at Room 1908, West Tower, Fortune Plaza, 114 Tiyu East Road, Tianhe District, Guangzhou City, People’s Republic of China (“Party A”)

AND

INFO-NICE COMPANY LIMITED, with business address located at Room 803, 8th Floor, Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Hong Kong (“Party B”)

The Parties hereto, in accordance with Contract Law of People’s Republic of China, among other laws and regulations, conclude and agree on the distribution rights of mesenchymal stem cells banking services, including stem cells separation, cultivation, analysis and testing and cryo-preservation (“Services”) as follows:

1.	Party A hereby appoints Party B as its agent to market and promote the Services as set forth in Exhibit A, and to solicit customer(s) for the Services in the Territory defined as follows. Party B hereby accepts such appointment. It is expressly agreed that Party B has the right to determine its own sub-agent network or to use a third party to perform its obligations pursuant to this Agreement.

Territories: People’s Republic of China (including Hong Kong, Macau and Taiwan), Thailand, Malaysia, South Korea, Japan (“Territories”).

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2.	Party B (or its sub-agent(s)) shall be responsible for facilitating the execution of a legally binding service agreement in relation to stem cell separation and banking between a customer and Party A (“Definitive Agreement”). Party A shall be responsible for cryopreservation and transportation of the stem cells upon arriving at cell bank premises, and to cover all related expenses.

3.	Party B shall be responsible for billing the customer(s) in accordance with the end user price (“End User Price”), among other terms and conditions, set forth in the Definitive Agreement; and shall be responsible to pay Party B the part of customer payment calculated on the basis of applicable agency price (“Agency Price”) net of the agency commission entitled to Party B (“Commission”) within 30 days upon receipt of the End User Price. For the avoidance of doubt, the Commission shall be the difference between End User Price and Agency Price.

Designated Bank Account Of Party A: Beneficiary: Guangzhou Bai Ming Biotech Limited Bank Industrial and Commerce Bank of China Account number: 3602008109200529168

4.	If Party B fails to observe or perform its payment obligation of the Agency Price to Party A hereunder or in this Agreement, which shall constitutes a breach of this Agreement, then Party B shall pay to Party A a penalty charge of 0.3% per day on the basis of the outstanding Agency Price due to Party B pursuant to this Agreement until such Agency Price is settled.

5.	Party B shall hereby guarantee to Party A that all customers have fully consent to enter into the Definitive Agreement, and to receive the underlying stem cell banking services. Party B shall irrevocably and unconditionally indemnify and hold Party A harmless, on demand, from and against all actual or alleged liabilities, claims, demands, losses, damages, taxes, costs, charges and expenses of any kind which may be incurred or suffered by Party A and all actions and proceedings which may be brought by or against Party A in connection with or arising out of dispute or misrepresentation in relation to the Definitive Agreement

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6.	Unless otherwise required by any judicial governmental body, Party B shall take the rational measures to keep in secret and confidential condition all information, materials and any other commercial secrets in connection with the customers and their stem cells (“Confidential Information”). Without obtaining the prior written consent from the disclosing party, the recipient shall not use, permit the use or disclose any of the third party information other than the purpose as prescribed herein. Where Party B violates the confidential clause as prescribed herein, it shall be held liable for compensating to Party A for any direct economic loss.

7.	The term of this Agreement shall commence on the first day of January 2016 and shall continue until the close of 31st day of December 2018 (“Initial Term”). Upon expiration of the Initial Term and each Renewal Term (as defined below) thereafter, this Agreement will be automatically renewed for an additional one (1) year term (the “Renewal Term”) unless terminated by either Party prior to the expiration of the Initial Term or any Renewal Term.

8.	This Agreement may be terminated by either Party by giving thirty (30) calendar days written notice of such termination to the other Party. Upon termination, Party B shall immediately settle the outstanding balance of Agency Price if applicable.

9.	Any Party may terminate this Agreement immediately in writing if: (a) the purpose of this Agreement shall fail to be fulfilled arising out of force majeure; (b) upon the occurrence of the initiation of insolvency, bankruptcy, reorganization, dissolution, liquidation or similar proceedings by one Party with respect to such Party, or against such Party; (c) upon any breach or default by a Party expressly or impliedly of a material obligation hereunder; (d) any breach or default by a Party of any of the other provisions set forth herein or any of the obligations of the breaching party hereunder, which is not cured by it within forty-five (45) days after written notice thereof is given by the non-breaching party; (e) any breach or default by a Party of any of the other provisions set forth herein or any of the obligations of the breaching party hereunder shall result in permanent failure of fulfilling the purpose of this Agreement.

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10.	All questions concerning the construction, validity, interpretation, enforcement and dispute resolution of this Agreement shall be governed by and construed and enforced in accordance with the laws of People’s Republic of China. Any dispute arising out of or relating to this Agreement shall first meet and confer in good faith to resolve such dispute. In the event such effort do not resolve the dispute, such dispute shall subsequently be submitted to mediation, and shall thereafter be settled by final binding arbitration administered by Guangzhou Arbitration Commission. The cost of arbitration and any legal fee in relation to the arbitration shall be levied in accordance with the fee standard of Guangzhou and borne solely by the losing party. The award of arbitrator(s) is final and binding upon all Parties thereto. In the event of any provision in dispute, this Agreement will be reformed, construed and enforced as if such provisions in dispute had never been contained herein or therein.

11.	Any Party hereto may changes its company name, address, designated bank or bank account number by written prior notice to the other parties hereto.

12.	If any provision of this Agreement is held to be invalid in any respect, the validity of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

13.	This Agreement has been executed in two (2) duplicate originals and shall become effective on the date of signing with company stamp. Each Party has received one (1) duplicate original, and all originals shall be equally valid.

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Party A:	Party B:
GUANGZHOU BAI MING BIOTECH LIMITED	INFO-NICE COMPANY LIMITED

Authorized Signatory	Authorized Signatory
Guosheng Hu	Fong Sze Hung

Enclosed:

EXHIBIT A: SERVICES

EXHIBIT B: AGENCY PRICE AND END USER PRICE

EXHIBIT A: SERVICES

Party A shall provide segregation, cultivation, proliferation, analysis, inspection, and liquid nitrogen cryo-preservation services for 20-years term (supplied by Taylor-Wharton) of the following sources of mesenchymal stem cells: Adipose tissue, placenta, umbilical cord, dental pulp, menstrual blood, endometrium, amino.

The preservation amount of each cell type should not be less than 5 million unit cells. Party A shall also undertake to have 2 copies of cell sample stored in 2 separate labs. For the avoidance of doubt, the stem cell bank shall be located in the premises of Shanghai Kun Ai Technology Limited in Shanghai, unless otherwise notified by Party A.

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Refer to the logistic description of Shanghai Kun Ai Technology Limited for the details.

EXHIBIT B: AGENCY PRICE AND END USER PRICE

(Currency: RMB Yuan)

Service Package	End User Price (A)	Agency Price (B)	Commission of Party B (C) (3)
Adipose-derived Stem Cells	32,800	26,240	6,560
Placenta-derived Stem Cells	24,800	19,840	4,960
Umbilical Cord-derived Stem Cells	24,800	19,840	4,960
Dental Pulp Stem Cells	32,800	26,240	6,560
Endometrium	26,800	21,440	5,360
Amino-derived Stem Cells (1)	24,800	19,840	4,960
Mother-Love package (2)	58,000	44,370	13,630

1:	not recommended to sell as independent package

2:	include placenta-derived stem cells, umbilical cord derived stem cells and amino derived stem cells

3:	C = A - B

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